Exhibit 5.1

OPINION OF KIRKLAND & ELLIS LLP

December 2, 2013

Advance Auto Parts, Inc.

5008 Airport Road

Roanoke, Virginia 24012

Re:	Registration Statement on Form S-3

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as legal counsel to Advance Auto Parts, Inc., a Delaware corporation (the “Issuer”), and each of the guarantors listed on Schedule A hereto (the “Guarantors” and each a “Guarantor” and together with the Issuer, the “Registrants”). This letter is being delivered in connection with the issuance by the Issuer of $450,000,000 in aggregate principal amount of the Issuer’s 4.500% Notes due 2023 (the “Notes”), that were guaranteed (the “Guarantees”) by the Guarantors, in connection with a Registration Statement (333-192526) on Form S-3 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 25, 2013. Such Registration Statement, as amended or supplemented, is hereinafter referred to as the “Registration Statement.” The Notes will be issued pursuant to the Sixth Supplemental Indenture (the “Sixth Supplemental Indenture”) to be entered into by and among the Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”).

In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary for the purposes of this opinion, including (i) the articles of incorporation, bylaws and operating agreements of the Issuer and the Guarantors, (ii) resolutions of the Issuer and the Guarantors with respect to the issuance of the Notes and the Guarantees, (iii) the Indenture, (iv) the Registration Statement, and (vi) forms of the Notes and the Guarantees.

For purposes of this opinion, we have assumed the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto other than the Issuer and the Guarantors, and the due authorization, execution and delivery of all documents by the parties thereto other than the Issuer and the Guarantors. As to any facts material to the opinions expressed herein that we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Issuer and the Guarantors.

Our opinion expressed below is subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principals of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and (iii) public policy considerations that may limit the rights of parties to obtain certain remedies.

Based upon and subject to the foregoing qualifications, assumptions and limitations and the further limitations set forth below, we are of the opinion that (i) the Notes and the Guarantee of Advance Auto Parts, Inc. have been duly executed by the Issuer (with respect to the Notes) and (ii) assuming due authorization, execution and delivery by the Guarantors, the Notes and the Guarantees are binding obligations of the Issuer (with respect to the Notes) and the Guarantors (with respect to the Guarantees).

We hereby consent to the filing of this opinion as and exhibit to the Current Report on Form 8-K dated December 2, 2013. We also consent to the reference to our firm under the heading “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Our advice on every legal issue addressed in this letter is based exclusively on the internal law of the State of New York and Delaware law and represents our opinion as to how that issue would be resolved were it to be considered by the highest court in the jurisdiction which enacted such law. The manner in which any particular issue relating to the opinions would be treated in any actual court case would depend in part on facts and circumstances particular to the case and would also depend on how the court involved chose to exercise the wide discretionary authority generally available to it. None of the opinions or other advice contained in this letter considers or covers any foreign or state securities (or “blue sky”) laws or regulations.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein. This opinion speaks only as of the date hereof and we assume no obligation to revise or supplement this opinion.

We have also assumed that the execution and delivery of the Notes and Guarantees and the performance by the Issuer and the Guarantors of their obligations thereunder do not and will not violate, conflict with or constitute a default under any agreement or instrument to which any Registrant is bound, except those agreements and instruments that have been identified by the Issuer and the Guarantors as being material to them and that have been filed as exhibits to the Registration Statement.

This opinion is furnished to you in connection with the filing of the Registration Statement and in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K promulgated under the Securities Act.

Yours very truly,

/s/ Kirkland & Ellis LLP

KIRKLAND & ELLIS LLP

Schedule A

Guarantors	Jurisdiction of Incorporation
AAP Financial Services, Inc.	Virginia
Advance Auto Business Support, LLC	Virginia
Advance Auto Innovations, LLC	Virginia
Advance Auto of Puerto Rico, Inc.	Delaware
Advance e-Service Solutions, Inc.	Virginia
Advance Patriot, Inc.	Delaware
Advance Stores Company, Incorporated	Virginia
Advance Trucking Corporation	Virginia
Autopart International, Inc.	Massachusetts
B.W.P. Distributors, Inc.	New York
Crossroads Global Trading Corp.	Virginia
Discount Auto Parts, LLC	Virginia
Driverside, Inc.	Delaware
E-Advance, LLC	Virginia
MotoLogic, Inc.	Delaware
TTR, Inc.	Delaware
Western Auto of Puerto Rico, Inc.	Delaware

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